LEASE AGREEMENT WITH OPTION TO PURCHASE


         THIS LEASE AGREEMENT WITH OPTION TO PURCHASE is made and entered into as of the 28th day of February, 2002, by and between OKLAHOMA FACILITIES, LIMITED LIABILITY COMPANY, an Oklahoma limited liability company ("Landlord"), and NEAL'S TECHNOLOGY, INC., an Oklahoma corporation ("Tenant").

                              W I T N E S S E T H:

         In consideration of the mutual covenants herein contained, Landlord and Tenant hereby agree as follows:

                                    ARTICLE I

                                DEMISED PROPERTY

         1.01 Real Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the real property situated in Stephens County, Oklahoma, and described on Exhibit "A" attached hereto and made a part hereof, together with all improvements and fixtures thereon and therein and all appurtenances thereunto belonging, upon and subject to the terms and conditions expressed below.

         1.02 Demised Property. The real property, improvements, fixtures and appurtenances described in Section 1.01 above are collectively referred to herein as the "Demised Property."

                                   ARTICLE II

                                      TERM

         2.01 Base Term. The term of this lease shall begin on March 1, 2002, and, unless earlier terminated or extended, shall end on February 28, 2004 (the "Base Lease Term").

         2.02 Extended Term. Unless terminated by mutual agreement of Landlord and Tenant or unless Tenant has acquired the Demised Property under its purchase rights in Article XVII, the term of this lease shall automatically renew for an additional period of eight years. Such renewal term shall be referred to herein as the "Extended Lease Term." The terms of this lease during the Extended Lease Term, including rent, shall be the same as those during the Base Lease Term or as otherwise expressly provided in this lease. At the expiration of the Extended Lease Term, in the event that this lease has not been earlier terminated and Tenant is not in default hereunder,Tenant shall have the option to purchase the Demised Property from Landlord for a purchase price of $420,000, by giving written notice of its intent to purchase at or prior to the end of the Lease Term. Such conveyance shall occur under the terms and conditions set forth in Sections 17.04 through 17.09 of this lease, and under other such terms and conditions as are usual and customary for similar transactions.

        2.03 Lease Term. The Base Lease Term and the Extended Lease Term shall sometimes be collectively referred to herein as the "Lease Term."

                                   ARTICLE III

                                      RENT

         3.01 Payment of Rent. Tenant shall pay the rent, as defined below, during the Lease Term, in the amounts and at the times prescribed below, in lawful money of the United States of America, at Landlord's address for notice hereunder or otherwise as Landlord may designate.

         3.02 Rent During Lease Term. Tenant covenants and agrees to pay Landlord as rent for the Demised Property during the Lease Term the following sums (the "Rent") commencing on March 1, 2002, and continuing on the first day of each succeeding calendar month through the expiration of the Lease Term or sooner termination of this lease:

                  First 12 Months           $14,500 per month
                  Next 24 Months            $19,750 per month
                  Last 84 Months            $18,000 per month

        3.03 Rent During Extended Lease Term. The rent during the Extended Lease Term shall be as set forth in Section 3.02 above.

        3.04 Late Payments of Rent. Rent payments not paid by their respective due dates shall bear interest at the per annum rate of 12.00% until paid, as and for additional rent hereunder.

                                   ARTICLE IV

                     USE OF PREMISES, OPERATION OF BUSINESS
                        AND COMPLIANCE WITH REQUIREMENTS

         4.01 Use of Premises. Tenant shall use the Demised Property for the operation of a business engaged in the manufacture, sales, service and rental of equipment and other goods.

         4.02 Operation of Business. During the Lease Term Tenant shall operate a business as described in Section 4.01 above, as permitted by this agreement and applicable laws and ordinances.


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         4.03 Compliance. Tenant shall promptly fulfill and comply with all valid laws, rules and regulations made by competent governmental authority which are applicable to the occupancy or use of the Demised Property or for the correction, prevention and abatement of nuisances in or about or connected with the Demised Property because of Tenant's use thereof, all at Tenant's expense, except that any requirement to replace or repair structural bearing parts, the roof, or exterior walls and foundation shall be at Landlord's expense, subject to the provisions of Section 7.02 herein.

         4.04 Insurance Requirements. Tenant, at its expense, shall promptly comply with the requirements of all public liability, fire and other types of insurance policies at any time in force with respect to the Demised Property.

         4.05 Nuisance. Tenant will not do any act or thing which constitutes a public or private nuisance on the Demised Property or in connection with its business located thereon.

                                    ARTICLE V

                             COVENANTS AGAINST LIENS

         5.01 Liens of Tenant. If, because of any act or omission of Tenant, any mechanic's lien or other lien, charge or order for the payment of money is filed against any portion of the Demised Property, Tenant shall, at its expense, cause the lien or liens to be discharged of record or bonded within 90 days after they receive written notice from Landlord of such filing, unless Tenant contests the validity in good faith and establish reserves deemed by Landlord to be appropriate therefor.

         5.02 Liens of Landlord. If, because of any act or omission of Landlord, any lien, charge or order for the payment of money is filed against the Demised Property, Landlord shall, at its expense, cause the lien or liens to be discharged of record or bonded within 90 days after it receives written notice from Tenant of such filing, unless Landlord contests the validity in good faith and establishes reserves deemed by Tenant to be appropriate therefor.

         5.03 Removal of Liens. If either party fails to cause the liens which have been filed against the property because of any act or omission of that party (unless such party contests the validity of the lien as provided above) to be discharged of record or bonded within the required 90-day period or to satisfy such liens within 60 days after any final, non-appealable judgment in favor of the lien holders, the other party may cause the lien to be discharged. All payments made by a party whose act or omission did not cause the filing of such lien shall be immediately due and payable to such party from the party whose act or omission did cause the filing of such lien, with interest at the rate of ten percent (10%) per annum from the date of payment until repaid in full.



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

                                   ARTICLE VI

                      TRADE FIXTURES, EQUIPMENT AND SIGNAGE

         6.01 Trade Fixtures and Equipment. All trade fixtures and signs currently owned by Landlord and located in and around the real property are part of the Demised Property. Should Tenant place additional trade fixtures, signs, equipment, furniture or other personal property in or on the Demised Property, such shall not become the property of Landlord or a part of the realty unless such is affixed to the Demised Property in such a manner that it can not be removed without material injury to the Demised Property. Any such property which cannot be removed from the Demised Property without material injury shall, upon the termination of this lease, become a part of the Demised Property and the property of the Landlord.

         6.02 Signage. Tenant shall have the right to install and operate on the exterior and interior of the building located on the Demised Property electrical signs or other signs as are necessary and reasonable in the conduct of the Tenant's business thereon.

                                   ARTICLE VII

                     MAINTENANCE, ALTERATIONS AND ADDITIONS

         7.01 Maintenance by Tenant. Subject to Landlord's obligation to make repairs as set forth in Section 7.02, Tenant shall be responsible for, and shall promptly pay any expenses in connection with, all maintenance of the Demised Property during the Lease Term and any subsequent extensions or holding over under this lease. Tenant shall not cause or permit any waste, damage or injury to the Demised Property. At the expiration of the Lease Term or any extension or holding over thereunder, Tenant will move its goods and effects and will peacefully yield to Landlord the Demised Property, and the interior thereof shall be in as good order and repair as when delivered to Tenant, except for ordinary wear and tear.

         7.02 Repairs by Landlord. During the term of this Lease and any renewal thereof, Landlord shall, at its sole cost and expense, make any repairs or replacements to the structural bearing parts of the interior and exterior walls and foundation of any building on the Demised Property, and roof repairs and replacement, which are necessary to keep the Demised Property in good condition and repair, ordinary wear and tear excepted. Landlord's obligations under this Section are subject to Tenant's obligation to insure the Demised Property under
Article IX. Further, Landlord's obligations under this Section do not extend to damages, conditions or repairs for which Tenant is liable under Section 10.01.



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


         7.03 Alterations and Additions. No alteration, addition or improvement to the Demised Property shall be made by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All alterations, decorations, additions, improvements, lights, heating and air conditioning equipment, partitions, paneling, railings and the like, except trade fixtures removable pursuant to Section 6.01, and signs, shall become the property of Landlord upon the expiration or sooner termination of this lease.

                                  ARTICLE VIII

                                      TAXES

         8.01 Real Property Taxes and Special Assessments. Landlord shall be liable for, pay and hold Tenant harmless from liability with respect to all real property taxes and special assessments assessed against the Demised Property during the Lease Term and any subsequent extensions or holding over under this lease.

         8.02 Personal Property Taxes. Tenant shall be liable for, pay and hold Landlord harmless from liability with respect to all personal property taxes assessed against the personal property of Tenant located in and on the Demised Property during the Lease Term and any subsequent extensions or holding over under this lease.

         8.03 Other Taxes. Except as provided in Section 8.01, Tenant shall be liable for, pay and hold Landlord harmless from liability with respect to all other taxes levied upon Tenant or in connection with its operations upon the Demised Property during the Lease Term and any subsequent extensions or holding over under this lease.

                                   ARTICLE IX

                                    INSURANCE

         9.01 Coverage by Tenant. Tenant shall maintain with insurers authorized to do business in the State of Oklahoma and which are approved by Landlord, acting reasonably and in good faith, the following:

         (a) Fire and extended coverage insurance, insuring the improvements located upon the Demised Property, in an amount equal to or greater than $1,400,000.

         (b) Comprehensive general public liability insurance against claims for bodily injury, death or property damage arising out of the use or occupancy of the Demised Property by the Tenant, in a limit of not less than $500,000.00 for each person, $1,000,000.00 for each occurrence and $100,000.00 for property damage.

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

         (c) Workmen's compensation insurance against claims for bodily injury or death by employees of Tenant, with limits in at least the minimum amounts required by law.

         9.02 Policy Terms and Conditions. All insurance policies that Tenant must maintain under this Article shall name Landlord (as an additional insured) and Tenant as the insured parties, as their respective interests may appear. The policies may be carried under blanket policies maintained by Tenant if they comply with the provisions of this Section. All such policies of insurance shall provide for the benefit of the holder or holders, that thirty (30) days prior written notice of cancellation, termination, modification or lapse of coverage shall be given to and must be received by Landlord and Tenant, and such policies shall not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other insurance policies covering the Demised Property against the perils involved, regardless of collectibility.

         9.03 Insurance Certificates. Tenant shall deliver to Landlord, promptly after this lease commences, insurance certificates evidencing all insurance that Tenant must maintain under this lease, and, within thirty (30) days before any insurance expires, other certificates evidencing its renewal.

                                    ARTICLE X

                         INDEMNIFICATION AND EXONERATION

         10.01 Indemnification. Tenant shall indemnify and hold Landlord harmless against all claims, liabilities, fines, penalties, damages, expenses and judgments by reason of any default by Tenant hereunder, any act or negligence of Tenant or its officers, agents, contractors, employees, licensees or invitees, or any injury or claim of injury to person or property, of any nature, arising out of the use, occupation and control of the Demised Property, or the adjacent streets, alleys and sidewalks, by Tenant at any time during the Lease Term, including those resulting from any work in connection with any alterations, changes, new construction or demolition at the Demised Property requested by Tenant or contracted for by Tenant; provided, however, that Landlord shall not be entitled to indemnity hereunder to the extent that any such losses, claims, liabilities and expenses are caused by the negligence, gross negligence, recklessness or willful misconduct of Landlord or its agents. Tenant is hereby subrogated to any rights of Landlord against any other parties whomsoever in connection therewith. Landlord shall promptly notify Tenant of any claim asserted against Landlord on account of any such injury or claimed injury to persons or property and shall promptly deliver to Tenant the original or a true copy of any summons or other process, pleading or notice issued in any suit or other proceeding to assert or enforce any such claim. Tenant shall have the right to defend any such suit with attorneys of their own selection. Landlord shall have the right, if it sees fit, to participate in such defense at its own expense.


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



         10.02 Exoneration. Landlord shall not be liable for any claims, liabilities, fines, penalties, damages, judgments or other expenses (including attorney's fees), including but not limited to any personal injury or property damage to Tenant or to its officers, agents, contractors, employees, licensees or invitees, or to any other occupant of any part of the Demised Property, except such that may be caused by the intentional, negligent or grossly negligent acts or omissions of Landlord.

                                   ARTICLE XI

                                CASUALTY DAMAGES

         11.01 Destruction or Condemnation of Demised Property. If the Demised Property is totally destroyed or totally condemned or otherwise taken by governmental authority exercising its power of eminent domain, or if the Demised Property is partially destroyed, condemned or taken, in a manner that prevents Tenant's use of the Demised Property in a normal manner, and if, in the case of partial destruction or taking, the damage is not reasonably repairable within thirty (30) days after the occurrence of the destruction or taking, as applicable, Tenant shall have the right to terminate this lease upon notice to Landlord. If Tenant does not elect to terminate this Lease, then Landlord shall utilize the insurance proceeds available to Landlord under the insurance policy or policies maintained by Tenant hereunder to repair the Demised Property, and the lease payments accruing during the period of damage and repair shall abate in proportion to the extent to which such damage renders the Demised Property unsuitable for Tenant's normal use.

         11.02 Insurance Awards. Tenant hereby assigns to Landlord any award or payment on account of any damage or destruction with respect to the Demised Property. However, Tenant shall be entitled to that portion of the net award representing payment of its leasehold interest, trade fixtures, moving expenses, business interruption or loss of profits.

         11.03 Notice. If there is any damage to or destruction of the Demised Property or if any proceedings or negotiations are instituted which do or may result in a taking, each party will promptly give notice thereof to the other, describing its nature and extent.



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                                   ARTICLE XII

                                   UTILITIES

         12.01 Payment and Indemnification. Tenant shall pay or cause to be paid all charges for air conditioning, heat, water, gas, electricity, light, telephone or any other communication or utility service used in or rendered or supplied to the Demised Property during the Lease Term and any subsequent extensions or holding over under this lease.

                                  ARTICLE XIII

                               ACCESS TO LANDLORD

         13.01 Access to Landlord. Landlord and its representatives may enter the Demised Property at any reasonable time and upon reasonable advance notice to Tenant, for the purpose of inspecting the Demised Property, performing any work which Landlord elects to undertake made necessary by reason of Tenant's default hereunder, exhibiting the Demised Property for sale or lease, or posting notices of non-responsibility under any mechanic's lien law or other law. As permitted under law, in the case of an emergency Landlord may enter the Demised Property without Tenant's consent.

                                   ARTICLE XIV

                            ASSIGNMENT AND SUBLETTING

         14.01 Assignment and Sublease. Tenant may not mortgage, pledge or otherwise encumber its interest in this lease. Tenant may not assign or sublet the Demised Property without the prior written consent of Landlord, which shall not be unreasonably withheld; provided, however, that Tenant may assign or sublease this lease or the Demised Property to an affiliate of Tenant without the consent of Landlord; provided further, however, that in the event of such an assignment to an affiliate of the Tenant, the Tenant shall nevertheless remain liable under the terms of this lease.

         14.02 Tenant's Obligations. Any sublease or assignment permitted by Landlord shall be expressly subject to the provisions of this lease and shall not affect or reduce Tenant's obligations hereunder, which continue in full effect as the obligations of a principal and not as a guarantor or surety, to the same extent as though no assignment or sublease had been made.


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




                                   ARTICLE XV

                         EVENTS OF DEFAULT AND REMEDIES

         15.01 Default. Any of the following occurrences, conditions or acts shall constitute an event of default under this lease:

         (a) If Tenant defaults in making payment when due of any Rent and such default continues for twenty (20) days following the due date.

         (b) If Tenant defaults in the observance or performance of any other provision of this lease and the default continues for thirty (30) days after Landlord gives written notice to Tenant specifying the default and demanding that it be cured.

         (c) If the Demised Property is abandoned by Tenant.

         (d) If Tenant files a petition in bankruptcy, for reorganization or for an arrangement under the bankruptcy law or any similar federal or state law, is adjudicated bankrupt or becomes insolvent, is unable to meet Tenant's obligations as they become due, or takes any action in furtherance of any of the foregoing.

         (e) If a receiver, trustee or liquidator (or other similar official) is appointed for Tenant or of all or substantially all of their business or assets, or of the estate or interest of Tenant in the Demised Property, or if Tenant consents to or acquiesce in such appointment.

         (f) If Tenant's estate or interest in the Demised Property is levied upon or attached in any proceeding and the process is not vacated or discharged within thirty (30) days after such levy or attachment.

         15.02 Remedies. Upon the occurrence of any event of default which is not cured under the time frame provided for in Section 15.01 above, the following shall occur:

         (a) The Rent shall immediately become due and be paid up to the time of reentry, expiration and/or dispossession.

         (b) Landlord may relet the Demised Property or any part or parts of it, either in Landlord's name or otherwise, for a term or terms which may, at Landlord's option, be less than or exceed the then remaining term of this lease.

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         (c) Tenant shall also pay to Landlord, as liquidated damages for
         Tenant's failure to observe and perform their covenants under this lease, any deficiency between the Rent hereby reserved and agreed to be paid and the net amount, if any, of the rents collected on account of the Demised Property lease or leases for each month of the period which would otherwise have constituted the balance of the term of this lease. In computing the liquidated damages, there shall be added to the deficiency all reasonable expenses that Landlord may incur in connection with re-letting, such as brokerage and preparation for reletting. Landlord may make all alterations, repairs, replacements and decorations in the Demised Property that it, in its sole judgment, considers advisable and necessary for the purpose of reletting the premises. Such action by Landlord shall not operate or be construed to release Tenant from its liability under this lease. Landlord shall use its best efforts to mitigate all damages and to relet the Demised Property if there is any event of default by Tenant.

         15.03 Waiver of Default. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. No covenant, term or condition of this lease shall be deemed to have been waived by Landlord unless such waiver be in writing by Landlord.

         15.04 Cure of Default. Tenant shall have the periods of time provided for in this Lease Agreement to cure any default, as well as any other periods of time to cure which are subsequently granted by Landlord in writing. No other rights to cure defaults shall be granted or implied.

                                   ARTICLE XVI

                              SURRENDER AND REENTRY

         16.01 Surrender. Upon the expiration or earlier termination of this lease, Tenant shall surrender the Demised Property to Landlord in good order and condition, except for ordinary wear and tear and the results of any damage, destruction or taking. Tenant shall remove from the Demised Property on or prior to the expiration or earlier termination all of its moveable property and removable trade fixtures situated thereon and shall repair any damage caused by such removal. Property not so removed shall become the property of Landlord.

         16.02 Reentry. Should Tenant default in the terms and conditions of this lease and not cure such default within the periods granted herein or subsequently in writing, then Landlord, besides any other rights or remedies it may have, shall have the immediate right of reentry without the necessity of any further demand whatsoever, and may at its option, remove all persons and property from the Demised Property and declare this agreement terminated.


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                                 ARTICLE XVII

                  OPTION AND RIGHT OF FIRST REFUSAL TO PURCHASE

         17.01 Option During Base Lease Term. So long as Tenant is not in default hereunder, at any time during the Base Lease Term, Tenant shall have a one-time, exclusive option to purchase the Demised Property for a purchase price of $1,400,000. In the event that Tenant elects to exercise its purchase option under this paragraph, Tenant shall give written notice thereof to Landlord before the end of the Base Lease Term, and Landlord and Tenant shall cause the closing to occur as soon as practicable thereafter in accordance with the terms of Sections 17.04 through 17.09 of this lease, and such other terms and conditions as usual and customary in similar transactions.

         17.02 Option During Extended Lease Term. So long as Tenant is not in default hereunder, Tenant shall have the exclusive option at any time during the Extended Lease Term to purchase the Demised Property for such sum as may be mutually agreed upon at that time by Landlord and Tenant, or, failing such agreed price, at the greater of $1,400,000 or eighty percent (80%) of the appraised fair market value of the Demised Property as determined by a qualified and experienced independent appraiser selected by the mutual agreement of Landlord and Tenant or, in the absence of such an agreement within 30 days of the request by the Tenant that an appraiser be appointed, by the American Arbitration Association. All appraisal fees hereunder shall be shared equally by Landlord and Tenant. In order to exercise the purchase option, Tenant must deliver written notice to Landlord of Tenant's intent to exercise such option prior to the expiration of the Extended Lease Term, and Landlord and Tenant shall cause the closing to occur as soon as practicable thereafter in accordance with the terms of Sections 17.04 through 17.09 of this lease, and such other terms and conditions as usual and customary in similar transactions.

         17.03 Right of First Refusal During Lease Term. If Tenant does not exercise either of the purchase options described in Sections 17.01 and 17.02 above, then Tenant shall have the exclusive right of first refusal during the Lease Term to purchase the Demised Property. If Landlord proposes the sale of the Demised Property to a bona-fide third-party purchaser, then Landlord shall give written notice to Tenant of all of the terms of such proposed sale and a copy of any offer or proposal received by Landlord from the prospective third-party purchaser. Tenant shall be allowed thirty (30) days following receipt of the notice to elect in writing to exercise its right of first refusal, which shall thereafter be accomplished by Tenant and Landlord using their respective best efforts to close the sale under, in order of priority, (i) the provisions of Sections 17.04 through 17.09 of this lease, (ii) to the extent standard terms and conditions are not addressed therein, the terms and conditions contained in the third-party proposal or offer, (iii) to the extent standard terms and conditions are not addressed therein, terms and conditions that are usual and customary in similar transactions, or (iv) such other terms and conditions as otherwise agreed by Tenant and Landlord.

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         17.04 Title. If either the purchase option or the right of first refusal described above is exercised by Tenant, then within ten (10) days after the date of Tenant's notification thereof to Landlord, Landlord shall furnish an abstract of title to the Demised Property to Tenant extended to no more than thirty (30) days before the closing date, showing a marketable record title, according to the standards adopted by the Oklahoma Bar Association, where applicable, in Landlord. Tenant shall have ten (10) days to have the title examined and furnish title objections, in writing, to Landlord, and Landlord shall have not more than ten (10) days from receipt of written title objections to correct title objections, unless such time is further extended by agreement, by Tenant in writing, or Tenant waives said objections.

         17.05 Conveyance. If either the purchase option or the right of first refusal described above is exercised by Tenant, then the conveyance of the real property shall be by general warranty deed properly executed and conveying the real property, free and clear from all encumbrances except easements of record, prior reservations of record for oil, gas and other mineral rights, and oil and gas leases of record.

         17.06 Expenses. If either the purchase option or the right of first refusal described above is exercised by Tenant, then Landlord shall pay all general taxes and special assessments during the year of closing. Landlord shall pay the costs of extending the abstract to within thirty (30) days of the closing date, the documentary stamps, the filing fees for recording any releases of mortgages given by Landlord, and other costs and expenses required to correct title objections under Section 17.04, and its attorney's fees. Tenant shall pay any and all fees in connection with its mortgage loan, abstract examination fees, recording fees, and its attorney's fees.

         17.07 Closing. If either the purchase option or the right of first refusal described above is exercised by Tenant, the transaction shall be closed at a time and place mutually agreeable to both parties, no more than sixty (60) days after said notification is received by Landlord of Tenant's intention to exercise the purchase option or the right of first refusal, as the case may be, unless such closing is extended by agreement in writing between Landlord and Tenant.

         17.08 Risk of Loss. If either the purchase option or the right of first refusal described above is exercised by Tenant, then the risk of casualty loss to the Demised Property prior to closing shall be borne by Landlord, subject to the other provisions of this agreement concerning Tenant's responsibility for any such casualty loss.

         17.09 Default. If either the purchase option or the right of first refusal described above is exercised by Tenant, then upon default by either party the other party may exercise any and all rights afforded to such party under the laws of the State of Oklahoma. If it is necessary in that event for either party to retain legal counsel to enforce the terms and provisions of this agreement, the non-prevailing party shall pay the prevailing party's reasonable attorney's fees and expenses.

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         17.10 Purchase Price Adjustment for Discount Rent. In the event that
Tenant purchases the Demised Property under its purchase options set forth in this Article XVII within the first 36 months of the Lease Term, the purchase price shall be increased by the amount determined by subtracting the actual total rent paid by Tenant during the Lease Term through the date of purchase from the product of ($18,000 times the number of months elapsed in the Lease Term through the date of purchase).

                                  ARTICLE XVIII

                                  MISCELLANEOUS

         18.01 Relationship of Landlord/Tenant. Nothing herein shall be deemed or construed by the parties hereto nor by any third party as creating the relationship of principal and agent, or of a partnership or a joint venture, between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship other than that of landlord and tenant.

         18.02 Amendments. This lease may not be orally amended, modified or terminated, nor may any obligation hereunder be waived orally. No amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

         18.03 Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given hereunder shall be in writing and be deemed to have been given when delivered or when mailed by first-class certified mail, return receipt requested, as follows:

         (a) If to Landlord, to Oklahoma Facilities, LLC, 1105 South 14th Street, Duncan, OK 73533.

         (b) If to Tenant, to Neal's Technology, Inc., P.O. Box 1006, Duncan, OK 73534-1006.

         18.04 Counterparts. This lease may be simultaneously executed in two
(2) or more counterparts, each of which shall be deemed a fully enforceable original but all of which together shall constitute but one and the same instrument. This lease may be executed and delivered by facsimile.

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         18.05 Headings. The Article and Section headings herein are for convenience and reference only and shall not be used to limit or otherwise affect the meaning of any provision hereof.

         18.06 Broker's Commissions. Neither Landlord nor Tenant has retained the services of any realtors or other agents concerning this lease and option to purchase, nor shall either of them be responsible for any expenses or commissions of any such realtors or agents engaged by the other party with respect to this lease or to the subsequent exercise of the purchase option by Tenant.

         18.07 Attorney's Fees. If it is subsequently necessary for either party to retain legal counsel to enforce the terms and provisions of this agreement, the losing party shall pay the prevailing party's reasonable attorney's fees and expenses.

         18.08 Advice of Counsel. Both parties have been represented by counsel, or by signing this agreement waive such right, with respect to the negotiation and review of this agreement. No coercion, duress, undue influence or improper conduct of any kind has been practiced by either party hereto. The decision of each party to enter into this agreement has been a free and voluntary decision made after full opportunity to consult with counsel and other representatives as deemed appropriate by each party.

         18.09 Governing Law. This agreement has been executed in and shall be construed in accordance with the laws of the State of Oklahoma.

         18.10 Severability. If any provision of this agreement shall be held invalid by any court of competent jurisdiction, that provision shall be severed herefrom and the remaining provisions hereof shall remain in full force and effect.

         18.11 Entire Agreement. Other than a Bill of Sale, Assignment and Assumption Agreement of even date herewith, this agreement shall constitute the entire agreement between Landlord and Tenant with respect to the subject matter hereof. No representations, warranties, promises or agreements, either oral or written, have been made by either party other than those incorporated in this agreement. This agreement shall not be modified except in writing signed by all of the parties hereto.

         18.12 Binding Effect. This agreement shall be binding upon the parties hereto, their successors and assigns, when, as and if executed by both parties hereto.

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         18.13 Consent to Duncan  Sublease.  Landlord  hereby  consents  to the sublease by Tenant to Duncan Equipment Co. of the approximate square footage occupied by Duncan Equipment Co. in the Demised Property on the date hereof.

         IN WITNESS WHEREOF, the parties have executed this Lease Agreement With Option to Purchase effective as of the date first written above.


                                         OKLAHOMA FACILITIES,
                                         LIMITED LIABILITY COMPANY,
                                         an Oklahoma limited liability company


                                         By: /s/ Glenn S. Penny
                                         -----------------------
                                         GLENN S. PENNY, Manager

                                                           LANDLORD


                                         NEAL'S TECHNOLOGY, INC.,
                                         an Oklahoma corporation


                                         By: /s/ Jerry D. Dumas, Sr.
                                         ---------------------------
                                         JERRY D. DUMAS, SR.
                                         Chief Executive Officer

                                                           TENANT



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EXHIBIT "A" TO LEASE AGREEMENT WITH OPTION TO PURCHASE BY AND BETWEEN OKLAHOMA
FACILITIES, LIMITED LIABILITY COMPANY, LANDLORD, AND NEAL'S TECHNOLOGY, INC., TENANT





         SURFACE AND SURFACE RIGHTS ONLY in and to:
         A tract of land beginning at the NW/Corner of the SW/4 SW/4 of Section 17, Township 1 South, Range 7 West, I.M., Stephens County, Oklahoma: thence East a distance of 660 feet to a point; thence South a distance of 1,320 feet to a point on the South line of said Section 17; thence West a distance of 190 feet to a point; thence North a distance of 810 feet to a point; thence West a distance of 470 feet to a point on the West line of said Section 17; thence North a distance 510 feet to the point of beginning (formerly described as Blocks 1, 2, 4, 5, 6 and 7 of Airport Heights Addition to the City of Duncan, Stephens County, Oklahoma, and all streets, alley, easements and ways abutting and running through said property).





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